Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Pricing of

Public Offering of Common Stock

SAN DIEGO, November 1, 2007 — Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) announced today the pricing of its public offering of 11,000,000 shares of its common stock at a public offering price of $9.91 per share. All of the shares are being offered by Arena. The underwriters have a 30-day option to purchase up to an additional 1,650,000 shares of common stock to cover over-allotments, if any.

CIBC World Markets and UBS Investment Bank are acting as joint book-running managers in this offering.

A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets by email at useprospectus@us.cibc.com, by phone at 212.667.7200, by fax at 212.667.6303, or by mail at CIBC World Markets, Attn: USE Prospectus Department, 425 Lexington Avenue, 5th floor, New York, NY 10017, or from UBS Investment Bank, Prospectus Department, 299 Park Avenue, 8th floor, New York, NY 10171 or by phone at 888.827.7275. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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